Exhibit 99.1

Ethanex Energy, Inc. Appoints David J. McKittrick as Executive Vice President and CFO

Basehor, KS—October 10, 2006--Ethanex Energy, Inc. (OTCBB: EHNX), a renewable energy company whose mission is to become the ethanol industry’s low-cost producer, today announced the appointment of David J. McKittrick as Executive Vice president and Chief Financial Officer.

Mr. McKittrick will be responsible for corporate finance, accounting, information technology, public reporting and investor relations. His principal focus will be raising the equity capital and debt financing necessary to support the company’s growth and planned construction of ethanol plants. Mr. McKittrick brings over 35 years of leadership in all aspects of corporate finance as well as in strategic planning and operational management. His broad experience encompasses large public companies as well as small private entities.

“We are very pleased and excited to announce the addition of David McKittrick to the management team at Ethanex,” said Al Knapp, President and CEO. “David brings tremendous credentials and a wealth of experience in all areas of senior management, particularly corporate finance and strategic management for a growing company like Ethanex,” said Knapp.

Currently, Mr. McKittrick is the principal of David J. McKittrick, LLC, a financial and management consulting business. The company focuses primarily on troubled industrial companies and he has been engaged in recapitalizing companies in default, restructuring dysfunctional finance departments, lender relations, systems redesign, and due diligence investigations. Mr. McKittrick also serves as a member of the board of directors of Wellman, Inc., a NYSE chemical producer, and on the board of trustees of Hampden-Sydney College.

From 1995 to 1998, Mr. McKittrick served as Senior Vice President and Chief Financial Officer of Gateway 2000, Inc., (GTW) a global manufacturer and direct marketer of personal computers. As a member of the company’s senior management team, Mr. McKittrick was responsible for all corporate finance, accounting and management information systems, as well as being involved in strategic planning, acquisitions, and membership in all operating committees. During Mr. McKittrick’s tenure, the company grew at a compound rate of growth of 30% and developed operations on three continents, increasing sales from $2.8 billion to over $7.5 billion.

From 1992 to 1994, Mr. McKittrick served as Vice Chairman and Chief Operating Officer of Collins & Aikman Group, Inc., a broad-based specialty manufacturing company with sales of $1.4 billion. Mr. McKittrick’s position was created to provide intensified management of the company’s decentralized operations in a highly-leveraged and troubled environment. Mr. McKittrick’s was actively involved in reorganizing the corporate management structure and divesting non-strategic divisions to aid liquidity and reduce the company’s operations to a strategic core.

From 1972 to 1992, Mr. McKittrick was with James River Corporation, a Fortune 100 paper and consumer products company, which was ultimately acquired by Georgia Pacific Corporation. During Mr. McKittrick’s tenure he served as chief financial officer, while annual revenues for the company increased from $14 million to approximately $8.5 billion. As a key member of senior management, he was one of a few people who guided the strategic direction and growth of the company. Mr. McKittrick served as principal negotiator for over 25 acquisitions and divestitures, including three which doubled the company’s size and raised sales from $400 million to $4.5 billion in five years. He also built the corporate finance department from five to 300 personnel, without increasing overhead costs as a percent of sales.

Mr. McKittrick began his career with Coopers & Lybrand on their audit staff and became a certified public accountant.

Mr. McKittrick received his MBA from Rutgers University and a Bachelor of Science in Chemistry and Mathematics from Hampden-Sydney College.

About Ethanex Energy, Inc.

Ethanex Energy, Inc. is a renewable energy company whose mission is to become the ethanol industry’s low-cost producer. The company expects to achieve this industry position through the application of next-generation feedstock technologies and use of alternative energy sources. Ethanex Energy is currently developing three ethanol production facilities located in the Midwest, with a combined production capacity of approximately 300 million gallons of ethanol per year. The Company expects these three plants to be operational in 2008. Ethanex Energy is concentrating its geographic focus in areas that allow access to abundant supplies of corn, alternative energy sources, transportation infrastructure and the potential for expedited permitting. Ethanex Energy’s acquisition and brownfield development strategies afford it rapid capacity development with significant operating cost advantages. The Company’s senior management has over eighty years of experience in the energy sector including the design, construction and operation of hundreds of power generation facilities. Ethanex Energy is based in Basehor, Kansas with offices in Santa Rosa, California and Charleston, South Carolina. For more information about Ethanex Energy, visit www.ethanexenergy.com

Forward-Looking Statements

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including without limitation those statements regarding the Company's ability to exploit ethanol development and production opportunities. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Although the forward- looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, our inability to generate sufficient operating cash flow to construct and adequately maintain our production facilities and service our anticipated debt, commodity pricing, environmental risks and general economic conditions. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including those risks set forth in the Company's Current Report on Form 8-K filed on September 6, 2006, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward- looking statements in order to reflect any event or circumstance that may arise after the date of this release.

SOURCE: Ethanex Energy, Inc.

CONTACT:	Ethanex Energy, Inc. Bryan Sherbacow, Chief Operating Officer 202-337-2200 b.sherbacow@ethanexenergy.com www.ethanexenergy.com

or

Investor Relations Jennifer K. Zimmons, Ph.D. Strategic Growth International 212-838-1444 jzimmons@sgi-ir.com www.sgi-ir.com